Exhibit 21

Significant Subsidiaries of Walmart Inc.

The following list details certain of the subsidiaries of Walmart Inc. Subsidiaries not included in the list are omitted because, in the aggregate, they are not significant as permitted by Item 601(b)(21) of Regulation S-K.

Subsidiary	Organized or Incorporated	Percent of Equity Securities Owned	Name Under Which Doing Business Other Than Subsidiary's
Wal-Mart Stores East, LP	Delaware, U.S.	100%	Walmart
Wal-Mart Stores Texas, LLC	Delaware, U.S.	100%	Walmart
Wal-Mart Property Company	Delaware, U.S.	100%	NA
Wal-Mart Real Estate Business Trust	Delaware, U.S.	100%	NA
Sam's West, Inc.	Arkansas, U.S.	100%	Sam's Club
Sam's East, Inc.	Arkansas, U.S.	100%	Sam's Club
Sam's Property Company	Delaware, U.S.	100%	NA
Sam's Real Estate Business Trust	Delaware, U.S.	100%	NA
Wal-Mart de Mexico, S.A.B. de C.V.	Mexico	71%	Walmex
Wal-Mart Canada Corp.	Canada	100%	Walmart
Flipkart Private Limited	Singapore	75%	Flipkart
Walmart Chile S.A.(1)	Chile	100%	Walmart Chile
Massmart Holdings Ltd.	South Africa	100%	Massmart
Qomolangma Holdings Ltd.	Cayman Islands	100%	NA
(1)    The Company owns substantially all of Walmart Chile.